Exhibit 10.7

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN
Effective January 1, 2017

 1.           Purpose. The purpose of NovaBay Pharmaceuticals, Inc. (hereinafter referred to as “NovaBay” or the “Company) Non-Employee Director Compensation Plan (the “Plan”) is to advance the interests of NovaBay and its shareholders by closely aligning the interests of the Non-Employee Directors with the Company and its shareholders. This Plan requires the payment of the annually established compensation payable to Non-Employee Directors for their service to be in cash and or, as elected, stock options to purchase the Company’s Common Stock (“Options). Options issuable under this Plan shall be from the shareholder approved 2007 Omnibus Incentive Plan.

 2.           Administration. The Compensation Committee of the Board (the “Committee”) shall administer the Plan. The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan, as it may deem desirable. Any decisions of the Committee in the administration of the Plan, as described herein, shall be final and conclusive. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for anything done or omitted to be done by him or her or by any other member of the Board in connection with the Plan, except for his or her own willful misconduct or as expressly provided by statute.

3.           Participation; Amount of Non-Employee Director Compensation. The Committee shall annually approve the amount of compensation payable for services to be performed by Non-Employee Directors. Effective January 1, 2017 such fees shall be payable in either cash and/or Options as follows:

a.	Cash Compensation

Status	Compensation	Comment

Non-Employee Director	$30,000 per year	Paid Quarterly

Chairman of the Comp Committee	$10,000 per year	Paid Quarterly

Chairman of the Audit Committee	$12,000 per year	Paid Quarterly

Chairman of the N&CG Committee	$8,000 per year	Paid Quarterly

Member of the Audit Committee	$6,000 per year	Paid Quarterly

Member of the Comp or N&CG	$5,000 per year	Paid Quarterly

4.         Payment of Non-Employee Director Compensation.

Before the end of the prior calendar year, or in the case of a new director, within the first quarter of service, each director can irrevocably elect in writing to take 25%, 50%, 75% or 100% of his or her annual cash retainer for service as a non-employee director, or in the case of a new director, his or her pro rata retainer for service as a non-employee director (but only for quarterly payments to be paid in quarters subsequent to the quarter in which the new director becomes a new director and, only for quarterly payments to be paid subsequent to the date of such irrevocable election), in the form of a stock option. The number of shares subject to such stock option shall be the number of shares of NovaBay stock as calculated using the Black-Scholes model using the same methodology NovaBay has most recently used for financial reporting purposes, computed at the time the stock option is granted, equal the amount of annual cash compensation foregone. Once the share amount has been calculated, a twenty-five percent (25%) “kicker” shall be added to the grant. The kicker shall only apply to the annual election made before the beginning of the calendar year. The options shall be granted on the first business day of the year, or in the case of a new director, the Options shall be granted on the day the first cash payment is due for which the election is made in lieu of all or a portion of such cash payment. The options will have an exercise price equal to the closing price of NovaBay’s common stock on the grant date as reported by the NYSE Mkt. The stock options shall vest in equal monthly installments over the remainder of the calendar year.

Each Non-Employee Director shall be paid the cash compensation payable to such Non-Employee Director as determined pursuant to Section 3 above on the first business day of the calendar quarter for such quarter.

5.         Miscellaneous Provisions.

(a) Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be elected or re-elected as a director of the Company.

(b) A participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated, or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant’s death, by will, or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of the Non-Employee Director’s compensation.

(d) The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of California.

  (e) Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering, and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

6.       Termination. This Plan shall terminate upon the earlier of the following dates or events to occur:

(a)	upon the adoption of a resolution of the Committee and approved by the Board terminating the Plan; or

(b)	December 31, 2017.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person without his or her consent with respect to any shares of Common Stock theretofore issuable under the Plan.

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